EXHIBIT 99.1

Peak Resorts Declares Quarterly Cash Dividend

WILDWOOD, Mo., March 6, 2015 (GLOBE NEWSWIRE) -- Peak Resorts, Inc. (Nasdaq:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that the company's board of directors declared a quarterly cash dividend of 13.75 cents per share of common stock. The dividend is payable on May 20, 2015, to stockholders of record on April 7, 2015. The current indicated annual dividend is 55 cents per share.

Commenting on the dividend, Timothy D. Boyd, president and chief executive officer, noted, "Today the board declared our second consecutive quarterly dividend since our initial public offering in November 2014. We believe this illustrates the board's continued confidence in our strategic plan and in the strength of our financial position. Management remains focused on a roadmap for growth that calls for a mix of organic growth, resort development and acquisitions."

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission. Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: For Further Information:
         Heather Wietzel
         616-233-0500
         InvestorRelations@PeakResorts.com